AMENDED BY-LAWS
                               OF
                       ST. JOE CORPORATION

                        ARTICLE I - STOCK

     1. CERTIFICATE OF STOCK shall be issued in numerical order from the Stock Certificate Book, and be signed by the President and by the Secretary and sealed with the Corporate Seal. A record of each certificate issued shall be kept on the stub thereof.

     2. TRANSFER OF STOCK shall be made only on the books of the Company, in person or by attorney upon surrender of the certificate evidencing the stock sought to be transferred, properly endorsed; the certificate so surrendered shall be cancelled as and when the new certificate or certificates are issued.

                    ARTICLE II - STOCKHOLDERS

     1. The Annual Meeting of the Stockholders of this Corporation shall be held at 10:30 A.M. local time on the second Tuesday in May of each year commencing with the year 1994 A.D. Each Annual Meeting shall be held at the principal office of the Company in Jacksonville, Florida, unless some other place in or out of the State of Florida is designated by the Board of Directors, three weeks or more before the day of such Annual Meeting.

     2. SPECIAL MEETINGS of the Stockholders may be called or held at any place in or out of the State of Florida, at any time by resolution of the Board of Directors, and shall be called at any time upon written request of Stockholders holding one-third of the outstanding stock.

     3. NOTICE OF STOCKHOLDERS' MEETINGS of the Corporation shall be in writing and signed by the President or a Vice President or the Secretary or an Assistant Secretary of the Corporation. Such notice shall state the purpose or purposes for which the meeting is called and time when and the place where it is to be held. A copy of such notice shall be served upon or mailed to each stockholder of record entitled to vote at such meeting not less than ten nor more than sixty days before such meeting. If mailed, it shall be directed to the stockholder at his home address as it appears upon the records of the Corporation. Notice duly served upon or mailed to a stockholder in accordance with the provisions of this by-law shall be deemed sufficient, and in the event of the transfer of his stock after such service and prior to the holding of the meeting, it shall not be necessary to serve notice of the meeting upon the transferee. Any meeting of stockholders may be held either within or without the State of Florida. Any stockholder may waive notice of any meeting either before, at or after the meeting. When the stockholders who hold four-fifths of the stock of the Corporation shall be present at a meeting, however called, or notified, and shall sign a written consent thereto on the record of the meeting, the acts of such meeting shall be as valid as if legally called and notified.

     4. A QUORUM at any meeting of the Stockholders shall consist of a majority of the stock of the Company represented in person or by proxy, and a majority of such quorum shall decide any question that may come before the meeting.

     5. THE ORDER OF BUSINESS of the Annual Meetings, and as far as possible, at all other meetings of the stockholders shall be:
          1.   Calling of roll.
          2.   Proof of due notice of meeting.
          3.   Reading and disposal of any unapproved minutes.
          4.   Annual reports of officers and committees.
          5.   Election of directors.
          6.   Unfinished business.
          7.   New business.
          8.   Adjournment.


                     ARTICLE III - DIRECTORS

     1. THE BUSINESS AND PROPERTY of the Corporation shall be managed by a Board of not less than nine nor more than fifteen Directors, the number to be determined by the stockholders of the Corporation or the Board, all of whom shall be of full age and at least one of whom shall be a citizen of the United States and such Board of Directors shall have full control over the affairs of the Corporation and shall be authorized to exercise all of its corporate powers unless otherwise provided in these by-laws. The Directors shall be elected at the annual meeting of the stockholders by a plurality of the votes cast at such election, for the term of one year, and shall serve until the election and acceptance of their duly qualified successors. Vacancies in the Board of Directors shall be filled by the Directors remaining in office.

     2. A CHAIRMAN OF THE BOARD of Directors shall be selected, who shall be considered an officer of the Corporation.

     3. A REGULAR MEETING of the Board of Directors shall be held immediately upon adjournment of the annual meeting of the stockholders each year at the place where the annual meeting of the stockholders is held that year.

     4. SPECIAL MEETINGS of the Board of Directors may be held in or out of the State of Florida, and may be called at any time or place by the President or by any three members of the Board, on at least three days notice in writing or by telegraph or may be held at any time and place without notice, by unanimous written consent of all the members, or by the presence of all members at such meeting.

     5. AN EXECUTIVE COMMITTEE may be appointed by the Board of Directors from its membership, which shall be authorized to act for and in behalf of the Board of Directors at any time between meetings of the Board of Directors, but such committee shall have only the authority given it by the Board of Directors and any acts thereof shall be subject to ratification and approval by the Board of Directors at the next ensuing meeting of the Board of Directors. The Executive Committee may appoint one of its members to be Chairman of the Executive Committee, who may be considered as an officer of the Corporation.

     6. A QUORUM at any meeting shall consist of a majority of the Board. A majority of such quorum shall decide any questions that may come before the meeting. If at any meeting less than a quorum is present, the Directors present, or a majority of them, may adjourn the meeting to another time and/or place.

     7. OFFICERS OF THE COMPANY shall be elected by ballot of the Board of Directors at its first meeting after the annual meeting of the stockholders each year. If any office becomes vacant during the year, the Board of Directors shall fill the same for the unexpired term. The Board of Directors shall fix the compensation of the officers and agents of the Company.

     8. THE ORDER OF BUSINESS at any regular or special meeting of the Board of Directors shall be:
          1.   Reading and disposal of any unapproved minutes.
          2.   Reports of officers and committees.
          3.   Unfinished business.
          4.   New business.
          5.   Adjournment.

     9. INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Corporation shall indemnify each officer and director, whether or not then in office (and his or her executor, administrator and heirs), against all reasonable expenses actually and necessarily incurred including but not limited to, judgments, costs and counsel fees in connection with the defense of any litigation, civil or administrative action, suit or proceeding, to which he or she may have been made a party because he or she is or was a director or officer of the Corporation. He or she shall have no right to reimbursement, however, in relation to matters as to which he or she has been adjudged liable to the Corporation for negligence or misconduct in the performance of his or her duties or was derelict in the performance of his or her duty as director or officer by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties of his or her office or employment. The right to indemnity for expenses shall also apply to expenses in connection with suits that are compromised or settled if (1) the court having jurisdiction of the action shall approve such settlement, or (2) a majority of the Board of Directors, excluding interested directors, votes to approve such settlement. As used in this paragraph an "interested director or officer" is one against whom the proceeding in question or another proceeding on the same or similar grounds is then pending.

     The foregoing right of indemnification shall be in addition to, and not exclusive of, all other rights to which that director or officer may be entitled.

                      ARTICLE IV - OFFICERS

     1. THE OFFICERS OF THE CORPORATION shall be a Chairman of the Board of Directors, a President, one or more Vice Presidents, a Secretary, a Treasurer, and a Comptroller, each of whom shall be elected annually for the term of one year unless sooner removed by the Board of Directors, and each of whom shall hold office until his successor shall be elected and qualified. The President shall be a director of the Corporation. Any person may hold two or more offices except that the President shall not be also the Secretary or an Assistant Secretary of the Corporation.

     2. THE CHAIRMAN OF THE BOARD OF DIRECTORS shall preside at all meetings of stockholders and directors. Except where by law the signature of the President is required, he shall possess the same power as the President to sign all certificates, contracts and other instruments of the corporation which may be authorized by the Board of Directors. During the absence or disability of the President he shall exercise all the powers and discharge all the duties of the President.

     3. THE PRESIDENT, in the absence of the Chairman of the Board, shall preside at all meetings. He shall also have general supervision of the affairs of the Company, shall make reports to the Directors and Stockholders and perform all such other duties as are incident to his office or are properly required of him by the Board of Directors. In the absence, disqualification or disability of the President, or at his direction, any Vice President shall exercise all the functions of the President, and in any case, so far as the dealing by third parties with the Corporation is concerned, any Vice President shall have equal authority with the President to bind the corporation.

     4. THE SECRETARY shall keep the minutes of all meetings, shall have charge of the seal and the corporate books, shall execute with the President or Vice President such instruments as require such signatures, and shall make such reports and perform such other duties as are incident to his office, or are properly required of him by the Board of Directors. The Board of Directors may appoint one or more Assistant Secretaries; and in the absence, disqualification or disability of the Secretary, any such Assistant Secretary shall exercise the functions of the Secretary.

     5. THE TREASURER shall have the custody of all moneys and securities of the Corporation and shall keep regular books of account under the direction of the Board of Directors. He shall deposit all funds and moneys of the Corporation in banks to be designated by the Board of Directors, and shall perform such other duties as may be required of him by the Board of Directors. The Board of Directors may appoint one or more Assistant Treasurers, and in the absence, disqualification or disability of the Treasurer, or at his direction, any such Assistant Treasurer shall exercise the functions of the Treasurer.

     6. THE COMPTROLLER shall maintain adequate records of all assets, liabilities, and transactions of the Corporation, shall see that adequate audits thereof are currently and regularly made, and, in conjunction with other officers and department heads, shall initiate and enforce measures and procedures whereby the business of the Corporation shall be conducted with the maximum safety, efficiency, and economy. He shall attend such meetings of the Directors and Stockholders of the Corporation and shall make such reports to the President and/or the Board of Directors as said Board of Directors may prescribe, and shall perform such other duties as may be required of him by the Board of Directors.

     7. REMOVAL OF OFFICERS. The Chairman of the Board, the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Treasurer, and the Comptroller of the Corporation, any or all of them, may be removed from office for malfeasance in office or conduct prejudicial to the Corporation's interest by the vote of not less than two-thirds of the whole membership of the Board of Directors at any regular or special meeting of the Board. Provided, however, that the officer so sought to be removed shall be given not less than ten days notice in writing of the charges to be preferred against him, and be given an opportunity to refute the same before the board.

     8. THE BOARD OF DIRECTORS may, from time to time, appoint such additional officers as it deems necessary, prescribe their duties, and fix their salaries, and may remove them at pleasure and may authorize any or all of the officers of the corporation to execute in the Corporation's name notes, purchases or sales of real estate, leases, bills of sale, mortgages, pledges, exchanges, contracts, checks, bills of exchange and any and all other papers and documents on behalf of the corporation.

                ARTICLE V - DIVIDENDS AND FINANCE

     1. DIVIDENDS shall be declared only at such times and in such amounts as theBoard of Directors shall direct.

                        ARTICLE VI - SEAL

     1. THE CORPORATE SEAL of the Company shall consist of two concentric circles, between which is the following: "St. Joe Corporation, Florida", and in the center shall be inscribed, "Corporate - Seal - 1936".

                    ARTICLE VII - AMENDMENTS

     1. THESE BY-LAWS MAY BE AMENDED, repealed or altered, in whole or in part, at any meeting, regular or special, regardless of notice, by the vote of no less than four- fifths of the members of the Board of Directors, or by the majority vote of the Directors present at any meeting if notice of the proposed amendment and of the time and place of the meeting at which the amendment is to be voted on shall have been given in writing to each member of the Board of Directors at least ten days before such meeting is held.